EXHIBIT 5.1

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET

NEW YORK, NY 10019-6131

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www.cliffordchance.com

November 6, 2013

Chambers Street Properties

47 Hulfish Street, Suite 210

Princeton, New Jersey 08542

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Chambers Street Properties, a Maryland real estate investment trust (the “Company”), in connection with a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”) relating to possible offerings from time to time by the Company of: (1) its common shares of beneficial interest, par value $0.01 per share (the “Common Shares”); (2) its preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”); (3) its depositary shares representing entitlement to all rights and preferences of fractions of preferred shares of a specified class or series and represented by depositary receipts (“Depositary Shares”); (4) warrants to purchase Common Shares, Preferred Shares or Depositary Shares (“Warrants”); and (5) rights to purchase Common Shares or Preferred Shares (“Rights”).

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and certain resolutions (the “Resolutions”) of the Board of Trustees of the Company (the “Board”), certified by an officer of the Company on the date thereof as being complete, accurate and in effect, authorizing the filing of the Registration Statement and other related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate, trust, and partnership records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinion set forth below. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. As to facts upon which this opinion is based, we have relied, as to all matters of fact, upon certificates and written statements of officers, trustees, partners and employees of, and accountants for, the Company.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1.	The Company is a real estate investment trust duly organized under the laws of the State of Maryland and is in good standing.

2.

When the Board authorizes the issuance of authorized but unissued Common Shares and in accordance with that authorization those Common Shares (a) is sold for at least its par value as contemplated in the Registration Statement or (b) is issued on exercise of a right to convert Preferred Shares or Depositary Shares, on exercise of Warrants or on the exercise of Rights, which are sold for more than the par value of the Common Shares (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, the Common Shares will be legally issued, fully paid and non-assessable.

3.

When the Board authorizes the creation and sale of one or more series of Preferred Shares in accordance with the provisions of the Company’s declaration of trust relating to the issuance of Preferred Shares, and in accordance with that authorization, those Preferred Shares are (a) sold for at least its par value as contemplated in the Registration Statement or (b) issued on conversion of other series of Preferred Shares or on exercise of Warrants, which are sold for more than the par value of the Preferred Shares (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, those Preferred Shares will be legally issued, fully paid and non-assessable.

4.

When the Board authorizes the creation and sale of Depositary Shares representing interests in shares of a particular series of Preferred Shares and in accordance with that authorization those Depositary Shares are (a) sold for at least the par value of the underlying Preferred Shares as contemplated in the Registration Statement or (b) issued on conversion of other series of underlying Preferred Shares or exercise of Warrants, which are sold for more than the par value of each of the Preferred Shares (including any amount paid at the time of conversion or exercise) as contemplated by the Registration Statement, those Depositary Shares will be legally issued, fully paid and non-assessable.

5.

When the Board authorizes the issuance of Warrants that provide for the issuance of Common Shares, Preferred Shares or Depositary Shares upon payment of consideration equal at least to the par value of the Common Shares, Preferred Shares or

Depositary Shares being issued, if applicable, and which do not contain provisions that violate applicable law, and in accordance with that authorization those Warrants are issued as contemplated in the Registration Statement, those Warrants will constitute valid and legally binding obligations of the Company.

6.

When the Board authorizes the issuance of Rights that provide for the right to purchase Common Shares or Preferred Shares, upon payment of consideration equal at least to the par value of the Common Shares or Preferred Shares being issued, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Rights are issued as contemplated in the Registration Statement, those Rights will constitute valid and legally binding obligations of the Company.

The opinions set forth in this letter relate only to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”) and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the laws of any other jurisdiction or as to any laws of the State of Maryland other than the Maryland REIT Law.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP